Exhibit 99.a

CERTIFICATE OF INCORPORATION

OF

SMC INVESTMENT CORPORATION

ARTICLE I.

The name of the corporation is SMC Investment Corporation.

ARTICLE II.

The address of its registered office in the State of Delaware is No. 100 West Tenth Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III.

The nature of the business or purposes to be conducted or promoted is to engage in the business of an investment company, to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware, and to possess and exercise all the powers and privileges granted by the General Corporation Law of Delaware or by any other law of Delaware or by this Certificate of Incorporation together with any powers incidental thereto.

The business and purposes specified in the foregoing clauses shall, except where otherwise expressed, be in nowise limited or restricted by reference to, or inference from, the terms of any other clause in this certificate of incorporation, but the business and purposes specified in each of the foregoing clauses of this article shall be regarded as independent business and purposes.

ARTICLE IV.

The total number of shares of capital stock Which the corporation shall have authority to issue is fifteen million (15,000,000) shares of Common Stock of the par value of One Dollar ($1.00) per share.

ARTICLE V.

At all elections of directors each stockholder shall be entitled to as many votes as shall equal the number of votes which (except for this provision) he would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected, and he may cast all of such votes for a single director or may distribute them among the number to be voted for, or for two or more of them, as he may see fit.

ARTICLE VI.

The name and mailing address of each incorporator is as follows:

Name	Mailing Address
Douglas B. Fletcher	606 South Olive Street, Los Angeles, California
Myron D. Winkler	606 South Olive Street, Los Angeles, California
Robert G. Sether	606 South Olive Street, Los Angeles, California

ARTICLE VII.

In furtherance and not in limitation of the powers otherwise conferred, the Board of Directors of the corporation is authorized to contract for management services with Shareholders Management Company, a California corporation, or with any other person or company on such terms as the Board of Directors may deem desirable. Any such contract may provide for the rendition of management services of any nature with respect to the conduct of the business of the corporation, and for the management or direction of the business and activities of the corporation to such extent as the Board of Directors may determine, whether or not the procedure involves delegation of functions usually or customarily performed by the Board of Directors or officers of the corporation. The fact that directors or officers of the corporation may also be shareholders, directors or officers of Shareholders Management Company or of its parent corporation or other affiliates or of such other person or company with which a management or distribution contract may be made shall not affect the validity of any such contract or disqualify any officer or director of this corporation from voting upon or executing the same or create any liability or accountability based on adverse interest. Notwithstanding the foregoing, however, any and all management and distribution agreements to which the corporation may be a party shall be subject to all applicable requirements of the Investment Company Act of 1940, as amended from time to time. Shareholders Management Company, and its parent corporation or other affiliates and any other person or company with which a management or distribution contract may be made may also perform management and distribution services for other investment companies and other persons and companies without restriction by reason of the relationship with the corporation. The initials “SMC” are understood to be used by the corporation as part of its name with the consent of Shareholders Management Company, which controls the use of such initials and such use by the corporation shall in no way prevent Shareholders Management Company or any of its successors or assigns from using or permitting the use of the initials “SMC” in connection with any other entity or business, whether or not the same directly or indirectly competes or conflicts with the corporation or its business.

ARTICLE VIII.

The power to make, alter or repeal by-laws of the corporation is conferred upon the Board of Directors. Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the corporation. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

ARTICLE IX.

The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

We, the undersigned, being each of the incorporators hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is our act and deed and the facts herein stated are true, and accordingly have hereunto set our hands this 19th day of June, 1968.

/s/ Douglas B. Fletcher
(Douglas B. Fletcher)

/s/ Myron D. Winkler
(Myron D. Winkler)

/s/ Robert G. Sether
(Robert G. Sether)

State of California	ss:
County of Los Angeles

BE IT REMEMBERED that on this19th day of June A. D. 1968, personally came before me, a Notary Public for the State of California, DOUGLAS B. FLETCHER, MYRON D. WINKLER and ROBERT G. SETHER, all of the parties to the foregoing certificate of incorporation, known to me personally to be such, and severally acknowledged the said certificate to be the act and deed of the signers respectively and that the facts therein stated are true.

GIVEN under my hand and seal of office the day and year aforesaid.

/s/ Elizabeth Heckle
Notary Public

My Commission Expires March 11, 1972

[Elizabeth Heckle Notary Stamp]